SOURCE: National Automation Services Inc.

March 8th, 2010

8pm EST

SEC Completes its Review of NAS'

Form 10 Registration Statement

LAS VEGAS, NV -- (MARKET WIRE) – March 8, 2010,  National Automation Services, Inc. (“NAS”) (www.nasautomation.com) (Pinksheets: NASV)

National Automation Services announced today that on March 8, 2010, the Securities and Exchange Commission (the "SEC") notified NAS that the SEC has completed its limited review of, and that the SEC has no further comments at this time on, NAS' Form 10 Registration Statement, which became effective on October 6, 2009.

FINRA, which regulates the OTC Bulletin Board® (OTCBB), is processing the request of a market maker to have NAS' Common Stock quoted on the OTCBB, and the completion of the SEC's limited review of the Form 10 is a prerequisite to OTCBB listing of NAS' Common Stock.

“I am very proud of our team who contributed so much to achieve this important milestone,” said Bob Chance, CEO of National Automation Services. “This has been a long and very challenging process, one the Company has worked hard to complete, as it solidifies its future.  Now that we have completed this milestone with the SEC, our eyes now turn to FINRA in processing the request to have NAS' Common Stock quoted on the OTCBB”

Stay up-to-date with current events by joining National Automation Services' E-News Connection email list. Join by clicking the following link: www.nasautomation.com or by contacting Leah Vigil, NAS Marketing Manager using the contact information below.

About National Automation Services, Inc.:

National Automation Services, Inc. is a Nevada corporation which, through subsidiaries based in Nevada and Arizona designs, produces, installs and, to a significantly lesser extent, services specialized mechanical and electronic automation systems built to operate and control machinery and processes with a minimum of human intervention. Historically, we have performed our work on projects located in the Southwestern United States. Our business plan envisions internal growth combined with expansion through selected acquisitions designed to expand our footprint both geographically into additional states and commercially by increasing our work for industrial, as opposed to municipal, end-users.

FORWARD-LOOKING STATEMENT: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: the ability to obtain the additional working capital which NAS needs, the ability to locate suitable companies to acquire and then integrate such acquired companies, if any, the ability to retain key employees, the ability to successfully combine product offerings and customer acceptance of combined products, general market conditions, changes to operating systems and product strategy by vendors of operating systems, and whether NAS can successfully gain market acceptance.  Actual results may differ materially from those contained in the forward-looking statements in this press release.

CONTACT INFORMATION

National Automation Services, Inc.

Leah Vigil – Marketing Manager

2470 Saint Rose Pkwy Ste 311

Henderson, NV 89074

Phone: 702-487-NASI (6274)
lvigil@nasautomation.com